Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. and Subsidiaries on Form S-4 to be filed on or about August 15, 2014 of our report dated March 14, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, the financial statement schedule as of December 31, 2013, 2012 and 2011, and the effectiveness of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, which reports were included in the Annual Report on Form 10-K filed March 14, 2014  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

Iselin, NJ

August 15, 2014